CONSULTING AND NONDISCLOSURE AGREEMENT

This Consulting and Nondisclosure Agreement (the "Agreement") made this 1st day of January, 2006 (the "Effective Date") by and between Dr. Michael A. Davis having an office at 4 Baldwin Drive, Sharon, Massachusetts ("Consultant") and Advanced BioPhotonics Inc., having an office at 125 Wilbur Place, Suite 120, Bohemia, New York ("ABP"), referred to jointly hereafter as the "parties" and individually as the "party."

WHEREAS, Consultant is medical doctor with significant experience as a medical and scientific consultant;

WHEREAS, ABP desires that Consultant provide professional advice concerning the use and development of its products with regard to medical applications; and

WHEREAS, Consultant represents that he is properly qualified to render such Services;

NOW, THEREFORE, in consideration of the covenants, representations, and mutual agreements set forth hereinafter, the parties agree as follows:

1. <u>Services</u>

During the term of this Agreement, Consultant shall, to the best of his ability, skill and experience, perform the work defined and outlined in the Scope of Work (attached hereto as Appendix 1) and furnish reports (the "Reports") on a monthly basis (collectively, the "Services"). All such Reports shall be in a form prescribed by

3. **Billing and Compensation**

As compensation for Services to be performed by Consultant hereunder, ABP agrees to pay Consultant at a rate of five thousand dollars ($5,000) per month. Consultant shall be reimbursed for any incidental expenses and costs associated with performing the Services, including travel expenses, provided that such expenses are approved in advance by the CEO or Controller. Invoices submitted by Consultant will make reference to this Agreement or otherwise identify the invoice in such a manner as ABP may require and provide complete supporting detail. None of the compensation paid or the Services performed under this Agreement is for work performed by Consultant's in conjunction with his service on ABP's Board of Directors.

4. **Confidential Information**

a. "Confidential Information" shall mean any and all information disclosed by the Disclosing Party to the Receiving Party, including, but not limited to, that information pertaining to the identities, selection criteria or process of clinical trial participants; computer programs, code or algorithms; names and expertise of employees and consultants; formulas; processes; inventions; schematics and other technical, business, financial, pricing and product development plans, forecasts or strategies; together with any copies, abstracts, summaries, analysis, tangible embodiments or any other derivative works created by the Receiving Party, which contain the Disclosing Party's proprietary information. All such information is deemed by the Disclosing Party to be confidential, secret and/or proprietary, except for information that:

necessary to fulfill the purposes of this Agreement, Receiving Party agrees not to make, or permit to be made by its employees, copies, abstracts or summaries of any Confidential Information, including, but not limited to, pictures, drawings, specifications, plans, data, spreadsheets, notes and reports embodying any Confidential Information. Receiving Party further agrees to promptly return to Disclosing Party, upon Disclosing Party's request, all such documents or other embodiments, including all copies thereof, of any Confidential Information.

c. Proprietary Information shall be designated as such in writing by the Disclosing Party by appropriate legend or stamp, or, if first disclosed in a non-written or other non-tangible form, Proprietary Information shall be identified by the Disclosing Party at the time of disclosure as being disclosed in confidence and shall be reduced to tangible form and marked as confidential or proprietary and such tangible form shall be delivered to the Receiving Party within thirty (30) days after the date of first disclosure. During the above stated thirty-day period such Proprietary Information shall be protected in accordance with the terms of this Agreement. Proprietary Information shall further include any information or data that evidence, record, derive from or reveal any Proprietary Information. Notwithstanding the foregoing, the components of the System are hereby deemed to be Proprietary Information and as such are protected in accordance with the terms of this Agreement.

d. All data, documentation, reports or other materials that are created by Consultant for ABP or that information utilized in performing the Services under this Agreement are deemed Confidential Information and require no

5. **Independent Contractors**

The relationship of the parties under this Agreement shall be that of independent contractors, and nothing contained in this Agreement and no action taken by either party to this Agreement shall be deemed to constitute either party or any of such party's employees, as agents or representatives of the other party or shall be deemed to create a partnership, joint venture or association between the parties, or shall be deemed to confer on either party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party.

6. **System and Property Rights**

Consultant may deem it necessary, in the course of performing the Services, to use certain of the ABP's proprietary software, products and computer systems (individually and collectively, the "Systems"). Except as authorized by ABP, Consultant will not use the Systems for any purpose other than in connection with Consultant's provision of the Services. The Systems are owned or leased by ABP, who shall at all times retain all right, title and interest therein. Upon termination of this Agreement, ABP will delete or deny Consultant's access to the Systems, and Consultant will certify in writing to ABP that no copies of information retrieved from the Systems, or any portion thereof, remain in Consultant's possession. This Section 6 shall survive termination or expiration of this Agreement.

7. **Indemnification**

Each Party shall defend, indemnify, and hold harmless the other Party and its

provisions set forth in this Agreement shall remain in full force and effect, notwithstanding the invalidity of such other provision.

10. **Waiver**

No waiver, delay, forbearance or failure by either party of its right, power or privilege to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce such provision in the future.

11. **Applicable Law**

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions and any applicable laws of the United States. Both parties hereby consent to the jurisdiction of the courts of the State of New York

12. **Entire Agreement**

This Agreement, together with its attachments and Appendices specifically referenced and attached hereto (which are hereby incorporated herein by reference), sets forth the entire and final agreement and understanding of the parties with respect to the subject matter of this Agreement. Any and all prior agreements, understandings or undertakings, whether written or oral, with respect to the subject matter of this Agreement, are hereby superseded and replaced by this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties to this Agreement.

specifically represents that it is properly qualified to render the Services which are the basis of this Agreement and that ABP may rely on the Consultant's expertise as indicated in Consultant's curriculum vitae (attached hereto as Appendix 2). In addition, Consultant represents and agrees that he will abide by ABP's HIPAA Statement (attached hereto as Appendix 3) and that he will comply with all federal, state and local laws and regulations in the conduct of his Services on behalf of ABP. Each party further represents to the other that it is not aware of any legal obstacles, which could prevent either party from carrying out the provisions of this Agreement.

16. **Assignment of Agreement**
Neither party may transfer this Agreement or any right or obligation under this Agreement, by assignment, merger or consolidation without the prior written consent of the other party, however, such consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, legal successors and assigns of the respective parties.

17. **Survival**
The provisions of Sections 4 and 6 shall survive any termination of this Agreement.

18. **Termination of Agreement**
This Agreement may be terminated by either party upon thirty (30) days written notice to the other. The confidentiality obligations under this Agreement will survive termination of this Agreement for a period of five (5) years. ABP shall have no further obligation to Consultant, except to make any payments which may have theretofore become due.

And

To: **Michael A. Davis, M.D.**
4 Baldwin Drive
Sharon, Massachusetts 02067-3306

Facsimile: 516-302-2921

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above. Notice given by mail shall be considered to have been given five (5) days after the mailing thereof, and notices given by facsimile shall be considered to have been given when received.

20. Attorneys' Fees

Each party shall bear all costs and expenses incurred by it under or in connection with this Agreement, provided, however, that the prevailing party in any litigation commenced to enforce or construe the terms of this Agreement shall be entitled to collect from the other party the costs of such litigation, including reasonable attorneys' fees.

21. No Implied Rights

Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting or conferring, either expressly or impliedly, any rights, licenses or other relationships between the parties.

APPENDIX 1

SCOPE OF WORK

Act as the Chief Medical Officer and oversee the management of the Medical Affairs of the Company. Duties will include, but are not be limited, to the following:

1. **Resolve medical issues and provides medical input for research, development, clinical applications and marketing.**
2. **Form and Chair the Company's Medical/Scientific Advisory Board and commence the first meeting no later than September 30, 2006**
3. **Serve as Principal Clinical Liaison between the Company and our research and clinical studies site at SUNY at Stony Brook. In conjunction with this effort: (i) compose and distribute a report at the end of each month concerning the current progress of the trials at that site; and (ii) schedule and chair a monthly meeting with the management of the Company at the Corporate Offices to review that progress and make recommendations as to the project.**
4. **Spend a minimum of four (4) hours/month and a maximum of eight (8) hours/month at the Corporate Offices working with the Clinical Applications team for the development of the rules of interpretation needed the clinical reading of BioScanIR® scans from our clinical sites.**
5. **Review and comment on all research and clinical protocols to be undertaken going forward to assure a medical and ethical standard that is consistent with ABP's goals**

APPENDIX 2

CONSULTANT'S CURRICULUM VITAE

Curriculum Vitae
Michael A. Davis, MD, ScD, MBA

Born: MAY 19, 1941, Boston, Massachusetts

Education

1962	BS	Worcester Polytechnic Institute	Chemistry
1964	MS	Worcester Polytechnic Institute	Organic Chemistry
1965	SM	Harvard School of Public Health	Radiologic Health
1969	ScD	Harvard School of Public Health	Radiation Biology
1979	MBA	Northeastern University	
1985	MD	University of Massachusetts Medical School	

Professional Experience

1968-70	Research Associate in Radiology, Harvard Medical School, Boston, MA
1968-80	Associate in Radiology (Nuclear Medicine), Peter Bent Brigham Hospital, Boston, MA
1970-75	Principal Associate in Radiology (Nuclear Medicine), Harvard Medical School
1975-80	Associate Professor of Radiology, Harvard Medical School
1971-80	Director of Radiopharmacy, Joint Program in Nuclear Medicine, Harvard Medical School
1973-77	Clinical Associate Professor, Northeastern University, College of Pharmacy and Allied Health Professions, Boston, MA
1975-78	Assistant Professor of Radiology (Nuclear Medicine), Harvard Medical School

Honors

Sigma Xi	
James Picker Foundation Scholar in Radiologic Research	1970-73
Stauffer Award, Association of University Radiologists	1985

Other

1993-95	Member, NIH Special Study Section: Radiology/Nuclear Medicine SBIR/STTR
1996	Member, Select Panel on Breast Cancer, Radiology Study Section, U.S. Army
1996-2000	Member, NIH/DRG Diagnostic Radiology Study Section
1997	Chair, Select Panel on Breast Cancer, Radiology Study Section, U.S. Army
1998	Member, Select Panel on Prostate Cancer, Radiology Study Section, U.S. Army
1990-2000	Reviewer DOE Molecular Nuclear Medicine and BNCT Panels

Certification

Diplomate, American Board of Science in Nuclear Medicine 1979

Memberships

American Chemical Society
American Roentgen Ray Society
Association of University Radiologists
Radiological Society of North America
Internat. Soc. of Magnet. Reson in Med
Society of Nuclear Medicine
Internat. Soc. of Molecular Imaging

Listed In

Who's Who in Technology Today
American Men and Women of Science
Who's Who
Frontier Science and Technology

U.S. Patent #5,741,477. Issued April 21, 1998 to Davis MA. Negative Contrast Agents for Magnetic Resonance Imaging Comprising Barium Sulfate and a Clay

Publications 137 available upon request.

APPENDIX 3

ADVANCED BIOPHOTONICS INC. HIPAA STATEMENT

Advanced BioPhotonics Inc.

General HIPAA Statement

The **Advanced BioPhotonics' BioScanIR® System** is the most advanced biomedical infrared imaging system in the field of medicine today, and Advanced BioPhotonics Inc. is committed to supporting our customers in their efforts to comply with the new transaction, privacy and security standards established by the **Health Insurance Portability and Accountability Act** (HIPAA) of 1996.

Advanced BioPhotonics works diligently with various groups to ensure our products and services meet or exceed industry standards for HIPAA compliance, as well as satisfying our customer's needs. This statement describes how Advanced BioPhotonics supports our customer's HIPAA compliance efforts.

Product

This statement applies to the **Advanced BioPhotonics Inc. BioScanIR® System**. The system uses a secure database requiring a login process—including a user name and password—to access patient data. **User Accounts** are used to limit accessibility to the system by users trained by Advanced BioPhotonics Inc. These user accounts are created exclusively by a **System Administrator.**

Advanced BioPhotonics Inc.

Privacy and Security Policy

To implement HIPAA requirements and to protect the confidentiality and integrity of any patient information used by the **BioScanIR® System**, Advanced BioPhotonics has established this **Privacy** and **Security Policy**:

- Advanced BioPhotonics, Inc. shall **only** obtain and use confidential patient health information as a necessity in the development and testing of products designed to meet customer requirements.
- Advanced BioPhotonics Inc. shall limit access to the above patient data by **trained** users only, performing designated service and support functions.
- Advanced BioPhotonics Inc. shall forbid the disclosure of patient health information to non-employees of the company unless written permission is received from the customer or the patient.
- Advanced BioPhotonics Inc. shall require all employees to report uses and/or disclosures of patient data not permitted by this Privacy and Security Policy.
- Advanced BioPhotonics Inc. shall investigate all reports of patient health information being used in a manner not permitted by this Privacy and Security Policy, and will impose appropriate penalties and sanctions for any conduct prohibited by this policy.
- Advanced BioPhotonics Inc. shall ensure all employees who may come in contact with patient data are trained regarding Advanced BioPhotonics's